As Filed With the Securities and Exchange Commission on June 4, 2014

Registration No. 333-153030

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

22nd Floor, Building No.1,

Capital A Partners, No.20 Gong Ti East Road,

Chaoyang District Beijing 100020,

The People’s Republic of China

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Amended and Restated 2004 Share Option Plan

2006 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

13th Floor, New York, NY 10011

(212) 894-8940

(Name, address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

David S. Wang, Esq.

Paul Hastings LLP

35 Floor, Park Place

1601 Nanjing West Road, Shanghai 200040,

The People’s Republic of China

(86) 6103-2900

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-153030) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Ninetowns Internet Technology Group Company Limited, a company established under the laws of the Cayman Islands (the “Company”), and became effective on August 15, 2008. Under the Registration Statement, a total of 5,300,000 ordinary shares, par value HK$0.025 per share (the “Ordinary Shares”), were registered for issuance of shares granted or to be granted pursuant to the Amended and Restated 2004 Share Option Plan (the “2004 Amended Plan”) and the 2006 Share Incentive Plan (the “2006 Plan” and, together with the 2004 Amended Plan, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On May 29, 2014, pursuant to an agreement and plan of merger, dated January 29, 2014, by and among the Company, Ninetowns Holdings Limited and Ninetowns Merger Sub Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “merger”). Upon completion of the merger, the Company became a privately-held company.

As a result of the merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 4, 2014.

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

By:	/s/ Shuang Wang

Name:	Shuang Wang
Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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